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                                                                 EXHIBIT 99.1

                Financial Community Meeting - February 3, 1999
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- The American Express Corporate Card and Business Travel businesses experienced rapid growth internationally in 1998, particularly in Europe.

- From 1996 to 1998, American Express' cards in force internationally grew from
  12.3 million cards to 14.9 million cards. During this period, American Express cards in force grew steadily in Canada and Europe, while Latin America and Asia also showed some growth. Cards in force in Japan held steady during such period. During such period, the largest number of cards outstanding were issued in Europe, followed by Asia, Latin America, Canada and Japan.

- In 1998, the average spend on American Express consumer cards internationally was higher than the average spend on American Express domestic consumer cards.

- From 1996 to 1998, spending on American Express cards internationally grew from $53.3 billion to $61.9 billion. By region, spending grew significantly in Europe, Latin America and Canada, while Asia and Japan experienced slower growth rates. Spending during such period was greatest in Europe, followed by Asia, Latin America, Canada and Japan.

- Spending on American Express Corporate Cards internationally grew in excess of 15% in 1998.

- American Express international travel sales reached $7.9 billion in 1998.

- The American Express international merchant network increased from 3.2 million to 4.4 million locations in force from 1996 to 1998, and American Express Cardmember spend coverage internationally increased from 76% to 83% during such period.

- In 1998, the Personal Financial Services business of American Express Bank grew its customer base 19% and client volumes 23%; Private Banking holdings increased by 22%.

- Over the last two years, American Express' cross-selling of insurance products to the American Express international Cardmember base increased from 14.5% to 19% of such cardmember base in certain major markets. Insurance is now offered by American Express to its Cardmembers in 25 markets. Over the past two years, there has been a 30% increase in the number of international American Express Cardmembers buying insurance from American Express, with 1.7 million policies now in force. In 1998, there was 22% higher spending among international Cardmembers enrolled in American Express insurance programs.

- In the last two years, TRS International has reduced its ratio of operating expenses to billings across its Card business by 14%.

- The delinquency rate for American Express Cardmembers internationally is somewhat lower than the rate for its U.S. Cardmembers; over the last several years, such rates have improved and stabilized.

- In Brazil the credit exposure of American Express Bank is primarily to top tier correspondent banks, with no exposure to corporate borrowers.